PRESS RELEASE
Clorox Reports Q4 and FY23 Results, Provides FY24 Outlook
OAKLAND, California, Aug. 2, 2023 — The Clorox Company (NYSE: CLX) today reported results for the fourth quarter and fiscal year 2023, which ended June 30, 2023.
Fourth-Quarter Fiscal Year 2023 Summary
Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2022 unless otherwise stated.
•Net sales increased 12% to $2.0 billion compared to flat sales in the year-ago quarter. The net sales increase was driven largely by favorable price mix, partially offset by lower volume and unfavorable foreign exchange rates. Organic sales1 were up 14%.
•Gross margin increased 560 basis points to 42.7% from 37.1% in the year-ago quarter due to the benefits of pricing and cost savings initiatives, partially offset by unfavorable commodity costs and higher manufacturing and logistics expenses.
•Diluted net earnings per share (diluted EPS) increased 75% to $1.42 from 81 cents in the year-ago quarter. This includes continued investments in the company's long-term strategic digital capabilities and productivity enhancements (16 cents) as well as implementation of the company's streamlined operating model (9 cents).
•Adjusted EPS1 increased 80% to $1.67 from 93 cents in the year-ago quarter, due in part to the benefits of pricing and cost savings. These factors were partially offset by increased selling and administrative expenses.
“We closed out fiscal year 2023 with strong results driven by broad-based consumption across our portfolio,” said CEO Linda Rendle. "Over the course of the year, we've been relentlessly focused on driving top-line growth while rebuilding margins in the midst of a challenging operating environment as we continue to advance our long-term strategy to invest in our advantaged portfolio of superior brands, advance our digital transformation, and streamline our operating model. Looking ahead to fiscal year 2024, we are committed to building on our progress and believe these actions, combined with the strength of our portfolio and the relevance of our IGNITE strategy, will enable us to drive long-term profitable growth.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1 Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Delivered double-digit organic net sales growth in all reportable segments in the fourth quarter.
•Achieved sequential quarterly improvement in gross margin during fiscal year 2023, supported by cost-justified pricing actions and record cost savings.
•Increased cash flow from operations by 28% in the fourth quarter.
•Launched innovation across all major brands in fiscal year 2023, such as Clorox Bathroom Ultra Foamer, Glad ForceFlex MaxStrength Trash Bags and new flavors of Hidden Valley Ranch Condiments, including Buffalo Ranch.
•Named among America’s Climate Leaders by USA Today, Net Zero Leaders and Best Employers for Diversity by Forbes, and Best Companies to Work for in America by U.S. News & World Report.

Key Segment Results
As of the fourth quarter of fiscal year 2023, the Health and Wellness reportable segment is composed of the Cleaning and Professional Products businesses. The Vitamins, Minerals and Supplements business, previously within Health and Wellness, is now included in Corporate and Other and reported within Total Company. Additionally, beginning this quarter management has changed its disclosed measure of segment profitability from segment pretax earnings to segment adjusted earnings (losses) before interest and income taxes (adjusted EBIT)2. To reflect those changes, net sales and adjusted EBIT for the past three fiscal years have been recast and are available in the Investors section of The Clorox Company website and in our Form 8-K filing.
The following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the recast fourth quarter of fiscal year 2022, unless otherwise stated.
Health and Wellness (Cleaning; Professional Products)
•Net sales increased 14%, with higher sales across businesses. The increase was driven by 16 points of favorable price mix, which more than offset 2 points of lower volume.
◦Cleaning sales increased, driven mainly by strong consumption, supported by ongoing improvements to supply chain performance. Results also benefited from lapping significant retailer inventory reductions, mainly in Clorox Disinfecting Wipes, following a COVID-19 surge in the year-ago quarter.
◦Professional Products sales grew behind strong consumption, as demand continued to recover and distributors' inventory levels continued to normalize.
•Segment adjusted EBIT increased 126%, driven by net sales growth primarily behind pricing.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales were up 14%, reflecting increases in all three businesses. Growth was driven by 17 points of favorable price mix, which was partially offset by 3 points of lower volume.
◦Bags and Wraps sales increased, driven by strong consumption behind improved case-fill rates and merchandising activities.
◦Cat Litter sales increased behind continued strong consumption, which was supported by improved supply and innovation.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

◦Grilling sales were up due to strong consumption, which was supported by enhanced merchandising activity during the peak grilling season.
•Segment adjusted EBIT increased 49%, driven by net sales growth primarily due to pricing and the benefit of cost savings initiatives, which were partially offset by higher manufacturing and logistics costs and unfavorable commodity costs.
Lifestyle (Food; Natural Personal Care; Water Filtration)
•Net sales increased 14%, driven by 15 points of favorable price mix, which more than offset 1 point of lower volume.
◦Food sales were up behind continued strong consumption supported by innovation and merchandising activity.
◦Natural Personal Care sales were essentially flat as consumption growth in Lip Care was offset by lower shipments in Face Care due to strong competition in the category.
◦Water Filtration sales grew, driven mainly by strong consumption supported by merchandising activities and distribution gains. Results also benefited from early shipments for back-to-college merchandising.
•Segment adjusted EBIT increased 63%, driven by net sales growth primarily due to pricing, partially offset by higher manufacturing and logistics costs.
International (Sales Outside the U.S.)
•Net sales increased 4%, with 14 points of favorable price mix more than offsetting 10 points of unfavorable foreign exchange rates. Organic sales growth was 14%.
•Segment adjusted EBIT decreased 12%, primarily due to increased selling and administrative expenses, higher manufacturing and logistics costs, and unfavorable commodity costs, partially offset by net sales growth behind the benefit of pricing.

Fiscal Year 2023 Summary
The following is a summary of key fiscal year 2023 results. All comparisons are to fiscal year 2022.
•Net sales increased 4% (6% organic sales increase) behind growth in three of four reportable segments. It was driven by 16 points of favorable price mix, partially offset by 10 points of lower volume and 2 points of unfavorable foreign exchange rates.
•Gross margin increased 360 basis points to 39.4% from 35.8% in the year-ago period. The increase was driven by the benefits of pricing and cost savings initiatives, which were partially offset by unfavorable commodity costs and higher manufacturing and logistics costs.
•Diluted EPS decreased 68% to $1.20 from $3.73 in the year-ago period. The decrease was due to the noncash impairment charges on assets related to the VMS business, increased selling and administrative expenses, unfavorable commodity costs, higher manufacturing and logistics costs, expenses incurred from implementation of the streamlined operating model, and higher advertising investments. These factors were partially offset by net sales growth as well as the benefit of cost savings initiatives.
•Adjusted EPS increased 24% to $5.09 from $4.10, driven mainly by higher sales, gross margin expansion and the benefit of cost savings initiatives. These factors were partially offset by increased selling and administrative costs, unfavorable commodity costs, and higher manufacturing and logistics costs.
•Net cash provided by operations was $1.2 billion compared to $786 million in fiscal year 2022, representing a 47% increase.

Fiscal Year 2024 Outlook
•Net sales are expected to be flat to up 2% compared to the prior year. Organic sales are expected to be up 2% to up 4%.
•Gross margin is expected to increase by about 150 to 175 basis points, primarily due to the combined benefit of pricing, cost savings and supply chain optimization, offset by continued cost inflation.
•Selling and administrative expenses are expected to be between 15% and 16% of net sales, which includes about 1.5 points of impact from the company's strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending is expected to be about 11% of net sales, reflecting the company's ongoing commitment to invest behind its brands.
•The company's effective tax rate is expected to be about 24%.
•Diluted EPS is expected to be between $4.65 and $4.95, or an increase between 290% and 316%, respectively, primarily due to the impact of the noncash impairment charge in the VMS business in fiscal year 2023.
•Adjusted EPS is expected to be between $5.60 and $5.90, or an increase between 10% and 16%, respectively. This reflects the company's continued efforts to rebuild margin while maintaining topline growth against the backdrop of persisting inflation and a challenging economy for consumers. It also reflects a commitment to ongoing investment in its brands and capabilities. To provide greater visibility into the underlying operating performance of the business, adjusted EPS outlook excludes the long-term strategic investment in digital capabilities and productivity enhancements, estimated to be about 70 cents, and an estimated 25-cent charge related to the streamlined operating model.

Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its fourth-quarter and fiscal year 2023 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chief Executive Officer Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS) and effective tax rate (ETR)
•Supplemental recast net sales and segment adjusted EBIT of the company's reportable segments for the relevant periods in fiscal years 2023, 2022 and 2021
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Natural Vitality®, can be found in about nine of 10 U.S. homes and internationally with brands such as Ayudin®, Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting, with commitments in three areas: Healthy Lives, Clean World and Thriving Communities. Visit thecloroxcompany.com to learn more.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to: the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; the COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; on the demand for and sales of the company’s products; and on worldwide, regional and local adverse economic conditions; intense competition in the company’s markets; unfavorable general economic and political conditions beyond our control, including recent supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including the conflict in Ukraine; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its business strategies, including achieving anticipated results and cost savings from the implementation of the streamlined operating model; dependence on key customers and risks related to customer consolidation and ordering patterns; the company’s ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; continued high levels of inflation in Argentina; potential disruption from wars and military conflicts, including the conflict in Ukraine; impact of the United Kingdom’s exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charge related to carrying value of the company's Vitamins, Minerals and Supplements business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company’s ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company’s indebtedness and credit rating on its business operations and financial results and the company’s ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company’s ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company’s bylaws.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted ETR and segment adjusted EBIT for the fourth quarter of fiscal year 2023 and for fiscal year 2023; as well as organic sales growth / (decrease) and adjusted EPS outlook for fiscal year 2024.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth / (decrease) outlook for fiscal year 2024 excludes the impact of unfavorable foreign currency exchange rate changes, which the company currently expects to reduce GAAP net sales growth/(decrease) by about 2 percentage points.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Vitamins, Minerals and Supplements ("VMS") Impairment
During the third quarter of fiscal year 2023, management made the decision to adjust the operating plans of the Vitamins, Minerals and Supplements (VMS) business, which represents about 3% of total company sales, to improve profitability by narrowing its focus on core brands. Given this decision and the related impacts to the financial projections of this business, which assume more modest sales growth going forward, an impairment assessment was performed. As a result, the company took a noncash impairment charge of $445 million ($362 million after tax) during the third quarter of fiscal year 2023.
The company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's underlying operating results and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest approximately $500 million over a five-year period in transformative technologies and processes. This investment, which began in the first quarter of fiscal year 2022, includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. Together it is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total $500 million investment, approximately 65% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Streamlined Operating Model
In the first quarter of fiscal year 2023, Clorox began recognizing costs related to a plan that involves streamlining its operating model to meet its objectives of driving growth and productivity. The streamlined operating model is expected to enhance the company's ability to respond more quickly to changing consumer behaviors and innovate faster. The company anticipates the implementation of this new model will be completed in fiscal year 2024, with different phases occurring throughout the implementation period.
Once fully implemented, the company expects annual cost savings of approximately $75 million to $100 million, with benefits of approximately $35 million realized in fiscal year 2023. The benefits of the streamlined operating model are currently expected to increase future cash flows as a result of cost savings that will be generated primarily in the areas of selling and administration, supply chain, marketing and research and development.

The company incurred $60 million of costs in fiscal year 2023 and anticipates incurring approximately $30 million to $40 million in fiscal year 2024 related to this initiative. Related costs are primarily expected to include employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. Due to the nonrecurring and unusual nature of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three months ended June 30, 2023
	Percentage change versus the year-ago period
	Health and Wellness (1)	Household	Lifestyle	International	Total Company (2)
Net sales growth / (decrease) (GAAP)	14%	14%	14%	4%	12%
Add: Foreign Exchange	—	—	—	10	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	14%	14%	14%	14%	14%

	Twelve months ended June 30, 2023
	Percentage change versus the year-ago period
	Health and Wellness (1)	Household	Lifestyle	International	Total Company (2)
Net sales growth / (decrease) (GAAP)	4%	6%	7%	—%	4%
Add: Foreign Exchange	—	—	—	11	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	4%	6%	7%	11%	6%

(1)As of the fourth quarter of fiscal year 2023, the Health and Wellness reportable segment is composed of the Cleaning and Professional Products businesses. The Vitamins, Minerals and Supplements business, previously within Health and Wellness, is now included in Corporate and Other and reported within Total Company. Historical segment financial information presented has been recast to reflect this change.
(2)Total company includes Corporate and Other.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS)
(Dollars in millions except per share data)

	Diluted earnings per share			Effective tax rate
	Three months ended June 30			Three months ended June 30
	2023	2022	% Change	2023	2022

As reported (GAAP)	$1.42	$0.81	75%	23.8%	19.0%
Streamlined operating model (2)	0.09	—		0.1%	—%
Digital capabilities and productivity enhancements investment (3)	0.16	0.12		0.1%	0.6%
As adjusted (Non-GAAP)	$1.67	$0.93	80%	24.0%	19.6%

	Diluted earnings per share			Effective tax rate
	Twelve months ended June 30			Twelve months ended June 30
	2023	2022	% Change	2023	2022

As reported (GAAP)	$1.20	$3.73	(68)%	32.4%	22.4%
VMS impairment (1)	2.91	—		(8.9)%	—%
Streamlined operating model (2)	0.37	—		—%	—%
Digital capabilities and productivity enhancements investment (3)	0.61	0.37		0.1%	0.1%
As adjusted (Non-GAAP)	$5.09	$4.10	24%	23.6%	22.5%

(1)During the quarter ended March 31, 2023, a noncash impairment charge for goodwill and trademarks was recorded for $445 ($362 after tax) related to the VMS business.

(2)During the three and twelve months ended June 30, 2023, the company incurred approximately $16 ($11 after tax) and $60 ($45 after tax), respectively, of restructuring and related costs, net for implementation of the streamlined operating model.

(3)During the three and twelve months ended June 30, 2023, the company incurred approximately $27 ($21 after tax) and $100 ($76 after tax), respectively and during the three and twelve months ended June 30, 2022, the company incurred approximately $19 ($15 after tax) and $61 ($47 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended June 30		Twelve months ended June 30
	2023	2022	2023	2022
External consulting fees (a)	$21	$14	$79	$43
IT project personnel costs (b)	2	2	6	11
Other (c)	4	3	15	7
Total	$27	$19	$100	$61

(a) Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b) Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c) Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

	Full Year 2024 Outlook (Estimated Range)
	Diluted earnings per share
	Low	High
As estimated (GAAP)	$4.65	$4.95
Streamlined operating model (4)	0.25	0.25
Digital capabilities and productivity enhancements investment (5)	0.70	0.70
As adjusted (Non-GAAP)	$5.60	$5.90

(4) In FY24, the company expects to incur approximately $30-$40 ($23-$30 after tax) of restructuring and related costs, net related to implementation of the streamlined operating model.
(5) In FY24, the company expects to incur approximately $100-$120 ($76-$91 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

The following tables provide reconciliations of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended		Twelve months ended
	6/30/2023	6/30/2022	6/30/2023	6/30/2022
Earnings (losses) before income taxes	$237	$129	$238	$607
Interest income	(7)	(2)	(16)	(5)
Interest expense	21	37	90	106
VMS impairment (1)	—	—	445	—
Streamlined operating model (2)	16	—	60	—
Digital capabilities and productivity enhancements investment (3)	27	19	100	61
Adjusted EBIT	$294	$183	$917	$769

(1)Represents a noncash impairment charge related to the VMS business recorded in fiscal year 2023.
(2)Represents restructuring and related costs, net for implementation of the streamlined operating model.
(3)Represents expenses related to the company's digital capabilities and productivity enhancements investment.

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Condensed Consolidated Statements of Earnings
Dollars in millions, except per share data
	Three months ended		Twelve months ended
	06/30/2023	06/30/2022	06/30/2023	06/30/2022
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$2,019	$1,801	$7,389	$7,107
Cost of products sold	1,157	1,133	4,481	4,562
Gross profit	862	668	2,908	2,545
Selling and administrative expenses	329	244	1,183	954
Advertising costs	211	207	734	709
Research and development costs	38	34	138	132
Goodwill, trademark and other intangible asset impairments	—	—	445	—
Interest expense	21	37	90	106
Other (income) expense, net	26	17	80	37
Earnings before income taxes	237	129	238	607
Income taxes	56	25	77	136
Net earnings	181	104	161	471
Less: Net earnings attributable to noncontrolling interests	5	3	12	9
Net earnings attributable to Clorox	$176	$101	$149	$462

Net earnings per share attributable to Clorox
Basic net earnings per share	$1.43	$0.81	$1.21	$3.75
Diluted net earnings per share	$1.42	$0.81	$1.20	$3.73

Weighted average shares outstanding (in thousands)
Basic	123,823	123,230	123,589	123,113
Diluted	124,641	123,795	124,181	123,906

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Twelve months ended
	6/30/2023	6/30/2022	% Change(1)	6/30/2023	6/30/2022	% Change(1)
Health and Wellness (2)	$651	$571	14%	$2,532	$2,427	4%
Household	663	580	14%	2,098	1,984	6%
Lifestyle	333	292	14%	1,338	1,253	7%
International	305	294	4%	1,181	1,180	—%
Corporate and Other (2)	67	64	5%	240	263	(9)%
Total	$2,019	$1,801	12%	$7,389	$7,107	4%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Twelve months ended
	6/30/2023	6/30/2022	% Change(1)	6/30/2023	6/30/2022	% Change(1)
Health and Wellness (2)	$176	$78	126%	$594	$381	56%
Household	143	96	49%	308	234	32%
Lifestyle	67	41	63%	284	280	1%
International	15	17	(12)%	89	97	(8)%
Corporate and Other (2)	(107)	(49)	118%	(358)	(223)	61%
Total	$294	$183	61%	$917	$769	19%
Interest income	7	2		16	5
Interest expense	(21)	(37)		(90)	(106)
VMS impairment (3)	—	—		(445)	—
Streamlined operating model (4)	(16)	—		(60)	—
Digital capabilities and productivity enhancements investment (5)	(27)	(19)		(100)	(61)
Earnings (losses) before income taxes	$237	$129	84%	$238	$607	(61)%

(1)Percentages based on rounded numbers.
(2)As of the fourth quarter of fiscal year 2023, the Health and Wellness reportable segment is composed of the Cleaning and Professional Products businesses. The Vitamins, Minerals and Supplements business, previously within Health and Wellness, is now included in Corporate and Other and reported within Total Company. Historical segment financial information presented has been recast to reflect this change.
(3)Represents a noncash impairment charge of $445 related to the VMS business recorded in fiscal year 2023. As a result of the segment changes noted above, $433 and $12 was recast from the third quarter fiscal year 2023 interim reporting period for the Health and Wellness and International reportable segments, respectively.
(4)Represents restructuring and related costs, net for implementation of the streamlined operating model of $16 and $60 for the three and twelve months ended June 30, 2023, respectively. As a result of the segment changes noted above, these amounts were recast from the fiscal year 2023 reporting period for Corporate and Other.
(5)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $27 and $100 for the three and twelve months ended June 30, 2023, respectively and $19 and $61 for the three and twelve months ended June 30, 2022, respectively. As a result of the segment changes noted above, these amounts were recast from the fiscal year 2023 reporting period for Corporate and Other.

Condensed Consolidated Balance Sheets
Dollars in millions
	6/30/2023	6/30/2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$367	$183
Receivables, net	688	681
Inventories, net	696	755
Prepaid expenses and other current assets	77	106
Total current assets	1,828	1,725
Property, plant and equipment, net	1,345	1,334
Operating lease right-of-use assets	346	342
Goodwill	1,252	1,558
Trademarks, net	543	687
Other intangible assets, net	169	197
Other assets	462	315
Total assets	$5,945	$6,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$50	$237
Current operating lease liabilities	87	78
Accounts payable and accrued liabilities	1,659	1,469
Income taxes payable	121	—
Total current liabilities	1,917	1,784
Long-term debt	2,477	2,474
Long-term operating lease liabilities	310	314
Other liabilities	825	791
Deferred income taxes	28	66
Total liabilities	5,557	5,429

Stockholders’ equity
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	1,245	1,202
Retained earnings	583	1,048
Treasury stock	(1,246)	(1,346)
Accumulated other comprehensive net (loss) income	(493)	(479)
Total Clorox stockholders’ equity	220	556
Noncontrolling interests	168	173
Total stockholders’ equity	388	729
Total liabilities and stockholders’ equity	$5,945	$6,158